Exhibit 99.1
Blue Nile Announces Fourth Quarter and Fiscal Year 2008 Financial Results
Reports Full Year Net Income of $11.6 Million
Revenue for the Year Totals $295.3 Million
Maintains Strong Cash and Liquidity Position
SEATTLE, February 18, 2009 - Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its fourth quarter (14 weeks) and fiscal year (53 weeks) ended January 4, 2009.
Blue Nile reported net sales for the 14-week fourth quarter of $85.8 million, compared to $111.9 million in the 13-week fourth quarter of 2007. Excluding sales from the additional week included in this year’s fourth quarter, sales for the quarter totaled $81.9 million. Operating income for the quarter totaled $5.3 million, compared to $10.1 million in the fourth quarter of 2007. Net income totaled $3.5 million, or $0.24 per diluted share compared to $7.5 million, or $0.45 per diluted share in the fourth quarter of 2007.
For the full 53-week year, Blue Nile reported net sales of $295.3 million, compared to $319.3 million in the 52-week year of 2007, a decrease of 7.5%. Excluding sales from the additional week in fiscal 2008, net sales decreased 8.7%. Operating income totaled $16.0 million compared to $22.4 million in 2007. Net income for 2008 was $11.6 million, or $0.75 per diluted share, compared to $17.5 million, or $1.04 per diluted share for 2007. Non-GAAP adjusted EBITDA for 2008 totaled $25.1 million.
“The 2008 holiday season was the most challenging one for retailers in four decades, and our business was impacted by the pull back in consumer spending in this weak economic climate,” said Diane Irvine, Chief Executive Officer. “Despite the difficult environment, we were able to achieve significant profitability and adjusted EBITDA, and, more importantly, strong relative performance for the year.
“Our financial strength and differentiated business model allow us to manage our business for the long term. Our competitive position is strong, and our value proposition is especially relevant to consumers in this climate. We are focused on extending our leadership position and continuing to gain market share in this environment,” Irvine concluded.
Selected Financial Highlights
•	The Company maintained its strong liquidity position and ended the year with cash and cash equivalents totaling $54.5 million.

•	For the full year, international sales totaled $27.7 million, a 62.9% increase compared to sales of $17.0 million for fiscal year 2007. International sales totaled $6.9 million in the quarter, a decrease of 4.2% from the fourth quarter of 2007.

•	Gross profit for the quarter totaled $17.7 million. As a percent of net sales, gross profit was 20.6% compared to 21.1% for the fourth quarter of 2007. The decrease in gross profit margin was due to the mix of sales in the quarter, with sales in the lower margin engagement jewelry category representing a larger portion of fourth quarter sales as compared to the prior year fourth quarter.

•	Selling, general and administrative expenses for the quarter were $12.4 million, compared to $13.6 million in the fourth quarter of 2007. Selling, general and administrative expense for the quarter includes stock-based compensation expense of $1.8 million, compared to $1.7 million in the fourth quarter of the prior year.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.08, compared to $0.06 for the fourth quarter of 2007.

•	The Company’s effective tax rate for fiscal year 2008 was 34.9%, compared to 34.3% for fiscal year 2007.

•	Capital expenditures in the fourth quarter totaled $0.5 million, compared to $1.3 million in the fourth quarter of 2007. Full year 2008 capital expenditures totaled $2.0 million compared to $4.9 million in 2007.

•	During the quarter, the Company repurchased 31,400 shares of its common stock for $1.2 million. For the full year 2008, the Company repurchased 1.6 million shares of its common stock for $66.5 million.
Financial Guidance
“Given the uncertainty surrounding the economic environment and consumer spending, we are not providing financial guidance at this time. We are in a strong financial position, with no debt and a healthy cash position, and we are focused on executing on our strategies to extend our leadership position and deliver profitable results,” said Marc Stolzman, Chief Financial Officer.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q for the quarters ended March 30, 2008, June 29, 2008, and September 28, 2008, and our Annual Report on Form 10-K for the year ended December 30, 2007. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended January 4, 2009, which we expect to file with the Securities and Exchange Commission on or before March 5, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its fourth quarter and full year 2008 financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-

GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of non-GAAP adjusted EBITDA is as follows (in thousands):

	Quarter ended	Quarter ended
	January 4, 2009	December 30, 2007
Net income	$3,519	$7,543
Income tax expense	1,894	3,761
Other income, net	(95)	(1,224)
Depreciation and amortization	598	588
Stock-based compensation	1,776	1,688

Adjusted EBITDA	$7,692	$12,356

	Year ended	Year ended
	January 4, 2009	December 30, 2007
Net income	$11,630	$17,459
Income tax expense	6,226	9,128
Other income, net	(1,865)	(4,175)
Depreciation and amortization	2,110	1,772
Stock-based compensation	6,984	5,735

Adjusted EBITDA	$25,085	$29,919

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	January 4, 2009	December 30, 2007
Net cash provided by operating activities	$29,565	$55,495

Purchases of fixed assets, including internal-use software and website development	(457)	(1,320)

Non-GAAP free cash flow	$29,108	$54,175

	Year ended	Year ended
	January 4, 2009	December 30, 2007
Net cash (used in) provided by operating activities	$(2,927)	$41,455

Purchases of fixed assets, including internal-use software and website development	(2,010)	(4,897)

Non-GAAP free cash flow	$(4,937)	$36,558

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, 206.336.6745 (Investors)
bluenileir@bluenile.com
John Baird, 206.336.6805 (Media)
johnb@bluenile.com
Liz Powell, 206.336.6755 (Media)
liz@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	January 4,	December 30,
	2009	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,451	$122,793
Trade accounts receivable	984	2,452
Other accounts receivable	725	1,124
Inventories	18,834	20,906
Deferred income taxes	670	799
Prepaids and other current assets	1,069	1,072

Total current assets	76,733	149,146
Property and equipment, net	7,558	7,601
Intangible assets, net	271	286
Deferred income taxes	5,014	3,489
Other assets	89	64

Total assets	$89,665	$160,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,291	$85,866
Accrued liabilities	6,607	9,549
Current portion of long-term financing obligation	41	38
Current portion of deferred rent	205	238

Total current liabilities	69,144	95,691
Long-term financing obligation, less current portion	839	880
Deferred rent, less current portion	374	538
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	144,913	134,207
Deferred compensation	—	(3)
Accumulated other comprehensive income	17	75
Retained earnings	36,199	24,569
Treasury stock	(161,841)	(95,391)

Total stockholders’ equity	19,308	63,477

Total liabilities and stockholders’ equity	$89,665	$160,586

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year ended
	January 4,	December 30,	January 4,	December 30,
	2009	2007	2009	2007
Net sales	$85,787	$111,906	$295,329	$319,264
Cost of sales	68,100	88,251	235,333	254,060

Gross profit	17,687	23,655	59,996	65,204

Selling, general and administrative expenses	12,369	13,575	44,005	42,792

Operating income	5,318	10,080	15,991	22,412

Other income (expense), net:
Interest income, net	121	1,037	1,420	3,760
Other (expense) income	(26)	187	445	415

Total other income (expense), net	95	1,224	1,865	4,175

Income before income taxes	5,413	11,304	17,856	26,587
Income tax expense	1,894	3,761	6,226	9,128

Net income	$3,519	$7,543	$11,630	$17,459

Basic net income per share	$0.24	$0.47	$0.78	$1.10

Diluted net income per share	$0.24	$0.45	$0.75	$1.04

Shares used for computation (in thousands):
Basic	14,493	16,039	14,925	15,919
Diluted	14,831	16,925	15,505	16,814

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year ended
	January 4,	December 30,
	2009	2007
Operating activities:
Net income	$11,630	$17,459
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,110	1,772
Loss (gain) on disposal of property and equipment	20	(8)
Stock-based compensation	7,114	5,832
Deferred income taxes	(1,396)	(1,407)
Tax benefit from exercise of stock options	510	6,848
Excess tax benefit from exercise of stock options	(142)	(1,847)
Changes in assets and liabilities:
Receivables	1,867	(1,935)
Inventories	2,072	(6,291)
Prepaid expenses and other assets	(21)	(306)
Accounts payable	(23,575)	19,241
Accrued liabilities	(2,967)	2,234
Deferred rent and other	(149)	(137)

Net cash (used in) provided by operating activities	(2,927)	41,455

Investing activities:
Purchases of property and equipment	(2,010)	(4,897)
Proceeds from the sale of property and equipment	10	23
Purchases of marketable securities	—	(20,230)
Proceeds from the maturity of marketable securities	—	40,000
Transfers of restricted cash	—	120

Net cash (used in) provided by investing activities	(2,000)	15,016

Financing activities:
Repurchase of common stock	(66,450)	(19,996)
Proceeds from stock option exercises	2,989	5,875
Excess tax benefit from exercise of stock options	142	1,847
Principal payments under long-term financing obligation	(38)	(22)

Net cash used in financing activities	(63,357)	(12,296)

Effect of exchange rate changes on cash and cash equivalents	(58)	78

Net (decrease) increase in cash and cash equivalents	(68,342)	44,253

Cash and cash equivalents, beginning of period	122,793	78,540

Cash and cash equivalents, end of period	$54,451	$122,793